SPARTECH CORPORATION	EXHIBIT 21
SUBSIDIARIES OF REGISTRANT

Legal Entity	DBA	Incorporation or Organization
Alchem Plastics Corporation	Spartech Plastics	Georgia
Alchem Plastics, Inc.	Spartech Plastics	Delaware
Atlas Alchem Plastics, Inc.	Spartech Plastics	Delaware
Spartech Packaging Technologies
Creative Forming, Inc.	Spartech Packaging Technologies	Wisconsin
Franklin-Burlington Plastics, Inc.	Spartech Color & Specialty Compounds	Delaware
Polymer Extruded Products, Inc.	Spartech PEP	New Jersey
Spartech Canada, Inc.	Spartech Plastics	Canada
Spartech Color & Specialty Compounds
Spartech Industries Florida, Inc.	Spartech Marine	Delaware
Spartech Industries, Inc.	Spartech Industries	Delaware
Spartech de Mexico, S.A. de C.V.	Spartech Plastics	Mexico
Spartech Color & Specialty Compounds
Spartech Polycast, Inc.	Spartech Polycast	Delaware
Spartech Townsend, Inc.	Spartech Townsend	Delaware
Spartech Polycom (Texas), Inc.	Spartech Color & Specialty Compounds	Delaware
Spartech Polycom, Inc.	Spartech Color & Specialty Compounds	Pennsylvania
Spartech FCD, LLC	Spartech Calendered and Converted Products	Delaware
Spartech Plastics, LLC	Spartech Plastics	Delaware
Spartech Packaging Technologies
Spartech Polycom, S.A.S.	Spartech Color & Specialty Compounds	France
Spartech SPD, LLC	Spartech Packaging Technologies	Delaware
Spartech CMD, LLC	Spartech Color & Specialty Compounds	Delaware
Spartech Research and Development, LLC	Technology Center	Delaware